THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED
      UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES REPRESENTED HEREBY HAVE BEEN TAKEN BY THE REGISTERED OWNER FOR INVESTMENT, AND WITHOUT A VIEW TO RESALE OR DISTRIBUTION THEREOF, AND MAY NOT BE TRANSFERRED OR DISPOSED WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER OR DISPOSITION DOES NOT VIOLATE THE SECURITIES ACT OF 1933, AS AMENDED, OR THE RULES AND REGULATIONS THEREUNDER.

                                USA FINANCE, INC.

                     10% SUBORDINATED CONVERTIBLE DEBENTURE

$__________                                              DATED: ________________

      FOR VALUE RECEIVED, the undersigned, USA FINANCE, INC., a Delaware corporation ("Borrower" or the "Company"), hereby promises to pay to the order of ___________________________________ (the "Lender") the principal sum of
$__________ as described in a Securities Purchase Agreement dated __________, 1996 (the "Agreement"), made by the Lender to the Borrower, together with interest (computed on the basis of a 360-day year of twelve 30-day months) from the Closing Date (as defined in the Agreement) to be fixed at a rate equal to 10% per annum, in accordance with the following terms:

      1. The principal and all unpaid interest which accrues hereon shall be due and payable, one (1) year from the Closing Date (the "Maturity Date"). Interest shall accrue and be payable upon the Maturity Date at the rate of ten (10%) percent per annum. The Maturity Date may be accelerated by the Lender in accordance with the following terms and conditions:

            (a) Within five (5) calendar days after the Company becomes obligated, during any calendar quarter within the term of this Debenture, to pay in excess of Twenty-Five Thousand Dollars ($25,000) of the outstanding principal of any "Prior Convertible Indebtedness" (as hereafter defined), the Company shall notify the Lender of its obligation to pay such Prior Convertible Indebtedness (a "Payment Notice"), specifying the approximate date on which such Prior Convertible Indebtedness is to be paid, in which event Lender shall have the option to accelerate payment of principal and all outstanding interest due under this Debenture, by delivering to the Company, within twenty (20) calendar days after the date of a Payment Notice, written notice ("Acceleration Notice") of its demand for accelerated payment of this Debenture. Lender's failure to provide an Acceleration Notice to the Company within this twenty (20) day period will result in a waiver of Lender's right to accelerate payment under this Debenture. Obligations to repay Prior Convertible Indebtedness shall not cumulate from one calendar quarter to the next calendar quarter.

            (b) If the Company receives an Acceleration Notice in accordance with the terms and conditions of paragraph 1(a), the outstanding principal and interest of this Debenture which is subject to the Acceleration Notice shall be due and payable within five (5) calendar days after receipt of the Acceleration Notice.

            (c) For the purposes hereof, "Prior Convertible Indebtedness" shall mean those certain obligations of the Company, existing prior to the date hereof, to pay principal in the aggregate amount of approximately One Million Two Hundred Fifty-Five Thousand Dollars ($1,255,000) plus interest thereon, to holders of certain outstanding convertible debentures.

      2. The principal and interest due under this Debenture that remains outstanding one (1) year after the Closing Date shall be paid in full by either:
(i) payment to the Lender of the outstanding principal and interest due on this Debenture in United States Dollars; or (ii) at the option of and upon prior notice by the Lender, by delivery to the Lender of a certain number of shares of Common Stock of the Company based on the "Conversion Price", upon conversion of the principal and interest outstanding hereunder. Upon any such repayment as set forth above, all principal and interest due under this Debenture shall be discharged and the Company released from all obligations hereunder. See Paragraph 7 below.

      3. This Debenture shall not be transferable at any time on or prior to the Maturity Date except for transfers to affiliates, family members, or by the laws of inheritance or descent that are in compliance with all Federal and State Securities laws in the opinion of counsel satisfactory to the Company.

      4. The indebtedness evidenced by this Debenture is subordinated to the prior payment when due of the principal of, premium, if any, and interest on all "Senior Indebtedness" (as defined below) of the Company. Therefore, upon any distribution of its assets in a liquidation or dissolution of the Company, or in bankruptcy, reorganization, insolvency, receivership or similar proceedings relating to the Company, the holders of the Debentures will not be entitled to receive payment until the holders of Senior Indebtedness are paid in full. Upon the occurrence of any event of default with respect to any Senior Indebtedness which permits the holders of such Senior Indebtedness to accelerate the maturity thereof, then upon written notice thereof given to the Company by any holder of such Senior Indebtedness or his or her representative, no payment shall be made by the Company in respect of this Debenture until the Company has cured such event of default, if permissible, to the satisfaction of the holders of such Senior Indebtedness. "Senior Indebtedness" means all direct or indirect, contingent or certain indebtedness of any type, kind or nature (present or future) created, incurred, assumed or guaranteed by the Company or its "Subsidiaries" (as defined below) with respect to the Company's arrangements or indebtedness in connection with: (i) the remaining balance of a line of credit/receivables purchase facility with First Western Bank in the principal amount of $90,000; (ii) the revolving receivables purchase program facility with SunAmerica Financial Resources, Inc. ("SunAmerica") providing for the purchase of up to $25,000,000 of receivables (the "SunAmerica Facility") or similar program; (iii) a line of credit with SunAmerica in the principal amount of $500,000 (the "SunAmerica Loan"); and (iv) any present or future bank or financial institutional indebtedness or obligation of the Company or its Subsidiaries including, without limitation, any obligations under any asset purchase, receivables purchase and/or service arrangements. Upon any distribution of assets in a


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

liquidation or dissolution of the Company, this Debenture shall rank pari passu with the Prior Convertible Indebtedness and any subsequent subordinated debenture financing secured by the Company which may be incurred without notification to or approval of Lender. "Subsidiaries" means Gold Coast Finance, Inc., a Florida corporation, National-Wide Premium Finance Co., Inc., a Florida corporation, Contract Funding Corp., a Delaware corporation, and any and all other subsidiaries of the Company whether currently in existence or existing in the future.

      5. An "Event of Default" under this Debenture means any of the following events (whether the reason for such Event of Default shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): (i) nonpayment of all principal and interest when and as due under the terms of this Debenture; (ii) any other material breach of the terms of this Debenture; (iii) an event of bankruptcy or insolvency of the Company; (iv) the stockholders' equity of the Company is reported below $1,500,000 in any quarterly unaudited or year end audited financial statement prepared by the Company or its auditors; (v) any default by the Company under the SunAmerica Facility which default continues after expiration of any applicable notice and grace period and which permits the acceleration of payment thereunder; (vi) any default by the Company under the SunAmerica Loan which default continues after expiration of any applicable notice and grace period and which permits the acceleration of payment thereunder; and (vii) any event of default by the Company under Prior Convertible Indebtedness which default continues after expiration of any applicable notice and grace period and which permits any holder of such indebtedness to accelerate payment of such indebtedness. The Company shall receive written notice upon the occurrence of an Event of Default and provided the default is not cured within five (5) days, with respect to any Event of Default based on non-payment of principal or interest, or within ten (10) days, with respect to any other Event of Default, of the stated Event of Default, the entire principal and accrued interest under this Debenture shall accelerate and become immediately due and payable.

      6. Without the consent of the Lender, the Borrower may amend or supplement this Debenture to cure any ambiguity, defect or inconsistency that does not adversely affect the rights of the Lender. This Debenture is issued in connection with a private placement of Debenture Units issued by the Borrower pursuant to the terms of the Agreement.

      7. At the option of the Lender, from the time commencing from the Closing Date and ending upon the Maturity Date of this Debenture, the principal and interest due under this Debenture is convertible into shares of Common Stock, $.001 par value per share, of the Company. Thereafter, the right to convert this Debenture into Common Stock will lapse.

            (a) Upon the Company's receipt of Lender's notice of conversion, the Company shall promptly thereafter deliver to Lender that number of shares of Common Stock of the Company equal in price to the amount of outstanding principal and interest due on this Debenture based on the "Conversion Price" as defined below. The "Conversion Price" shall be equal to $5.00 per share. In the event that at the time of conversion the shares of the Company's Common Stock are publicly traded, the "Conversion Price" shall be equal to the lesser of (i) $5.00 per share or (ii) a price equal to 18% less than the average closing bid price of the Company's Common Stock as reported on NASDAQ (or the last sales price of the Common Stock listed on a

National Securities Exchange or included in the NASDAQ SmallCap Market or the average of the mean between the last bid and asked prices per share as reported by the National Quotation Bureau, Inc. or an equivalent generally accepted reporting service if the shares are traded on the over-the-counter market and not on the NASDAQ reporting system) over the thirty (30) days preceding the Company's receipt of Lender's written notice of conversion. Upon such conversion, all principal and interest due under this Debenture shall be discharged and the Company released from all obligations hereunder.

            (b) The shares of Common Stock issuable upon the exercise of the conversion feature shall be "restricted securities" as that term is defined under Rule 144 of the Securities Act, as amended (the "1933 Act") and, as a consequence, may not be sold or otherwise transferred except pursuant to registration under the 1933 Act or an available exemption therefrom in the opinion of counsel satisfactory to the Company. The Company has granted registration rights to Lender pursuant to that certain Registration Rights Agreement between the Company and Lender dated as of even date herewith.

            (c) The shares of Common Stock, when issued, will be fully paid and non-assessable.

      8. This Debenture shall be construed and enforced in accordance and governed by the laws of the State of Delaware without regard to that state's conflict of laws provisions.

      Intending to be legally bound, the Borrower has caused this Debenture to be executed in its corporate name, by its duly authorized representative and to be dated as of the date and year first above written.

                                        USA FINANCE, INC.


                                        By:___________________________
                                             Authorized Executive Officer


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